As filed with the Securities and Exchange Commission on October 29, 2012 Registration No. 333-175861
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 3 to FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
TearLab Corporation
(Exact name of Registrant as specified in its charter)

Delaware	3841	59-3434771
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	7360 Carroll Road, Suite 200 San Diego, California 92121 1-888-677-8327
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Elias Vamvakas Chief Executive Officer TearLab Corporation 7360 Carroll Road, Suite 200 San Diego, California 92121 1-888-677-8327
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Martin J. Waters, Esq. Anthony G. Mauriello, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real, Suite 200 San Diego, California 92130-3002 (858) 350-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

On July 28, 2011, TearLab Corporation (the “Registrant”), filed a registration statement on Form S-1, Registration Number 333-175861 (as amended pursuant to Amendment No. 1 to Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2011, Post-Effective Amendment No. 1 filed with the SEC on March 30, 2012 and Post-Effective Amendment No. 2 filed with the SEC on April 10, 2012, the “Registration Statement”), with the SEC to register the resale by the selling stockholders named in the Registration Statement of 7,692,308 shares of common stock of the Registrant (the “Common Stock”) consisting of (i) 3,846,154 outstanding shares of Common Stock and (ii) 3,846,154 shares of Common Stock issuable upon the exercise of outstanding warrants. The Registration Statement was declared effective on August 17, 2011. The Registrant issued the shares of Common Stock in connection with a Securities Purchase Agreement (the “Purchase Agreement”), dated June 23, 2011, between the Registrant and investors party thereto. In connection with the Purchase Agreement, the Registrant entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of June 23, 2011, pursuant to which the Company agreed to effect the registration for the resale of the Common Stock.

The Registrant is filing this Post-Effective Amendment No. 3 to the Registration Statement to deregister all of the Common Stock registered for resale by the selling stockholders named in the Registration Statement. The Registrant is seeking to deregister the Common Stock because its obligation to keep the Registration Statement effective pursuant to the terms of the Registration Rights Agreement has expired. The Registrant hereby terminates the effectiveness of the Registration Statement and deregisters all of the Common Stock registered under the Registration Statement that has not been resold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, California, on October 29, 2012 .

TearLab Corporation

By:	/s/ ELIAS VAMVAKAS
Elias Vamvakas
Chairman & Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elias Vamvakas and William G. Dumencu and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Elias Vamvakas	Chairman and Chief Executive Officer	October 29, 2012
Elias Vamvakas

/s/ William G. Dumencu	Chief Financial Officer	October 29, 2012
William G. Dumencu

*	Director	October 29, 2012
Anthony Altig

*	Director	October 29, 2012
Thomas N. Davidson, Jr.

*	Director	October 29, 2012
Adrienne L. Graves

*	Director	October 29, 2012
Richard L. Lindstrom

*	Director	October 29, 2012
Donald Rindell

*	Director	October 29, 2012
Paul Karpecki

*	Director	October 29, 2012
Brock Wright

* By: /s/ Elias Vamvakas		October 29, 2012
Attorney-in-fact